Exhibit 99.1
For Additional Information Contact:
Justine E. Koenigsberg
Senior Director, Corporate Communications
(617) 914-3494
FOR IMMEDIATE RELEASE
ViaCell Announces Third Quarter 2005 Financial Results
- ViaCord Sales Grow 21% -
CAMBRIDGE, MA, November 8, 2005 — ViaCell, Inc. (Nasdaq: VIAC) today announced its consolidated financial results for the third quarter of 2005. Financial highlights for the third quarter include:
•	Revenue totaled $11.7 million, an increase of 18% over revenue of $9.9 million in the third quarter of 2004;

•	Processing and storage revenues for ViaCord were $11.6 million, an increase of 21% over the third quarter of 2004;

•	Net loss decreased to $3.6 million, or $0.09 per share, as compared to a net loss of $9.5 million, or $3.49 per share, in the third quarter of 2004; and

•	Cash, cash equivalents and short-term investments totaled $61.5 million at September 30, 2005.
“We are pleased with the continued revenue growth of ViaCord,” stated Marc D. Beer, President and Chief Executive Officer of ViaCell. “We have also demonstrated our ability to control expenses in 2005.”
Total revenues for the third quarter of 2005 were $11.7 million, an increase of $1.8 million, or 18%, over total revenues of $9.9 million for the same period in 2004. Processing and storage fees of ViaCord®, ViaCell’s product for the preservation and storage of umbilical cord blood, for the third quarter of 2005 were approximately $11.6 million, an increase of 21% over $9.6 million in the third quarter of 2004. Grant and contract revenues for the third quarter of 2005 were $135,000 versus $386,000 for the same period in 2004. The decrease in grant and contract revenues is due to the closing of ViaCell’s German facility in December 2004.
The gross margin for ViaCord was approximately 81.3% in the third quarter of 2005 compared to 80.7% in third quarter of 2004.
Research and development expenses for the third quarter of 2005 were $3.3 million, a decrease of 14% compared to research and development expenses of $3.8 million for the third quarter of 2004. Research and development expenses consist primarily of costs associated with the clinical development of CB001, ViaCell’s investigational cord blood stem cell product for hematopoietic stem cell transplantation in patients affected by a variety of cancers. The decrease in research and development expenses in the third quarter of 2005, as compared to the same period in 2004, was due primarily to the Company’s restructuring in 2004 which reduced costs and focused the scope of its research and development initiatives.
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ViaCell Third Quarter 2005 Financial Results, Page 2
Sales and marketing expenses for the third quarter of 2005 were $6.3 million, an increase of $1.6 million or 35%, compared to sales and marketing expenses of $4.7 million in the third quarter of 2004. The increase in sales and marketing expenses was primarily due to higher spending within ViaCell’s Reproductive Health business, including increased staffing within the sales organization as well as external marketing program spending for ViaCord.
General and administrative expenses were approximately $2.8 million for the third quarter of 2005, slightly lower than general and administrative expenses in the third quarter of 2004 of $3.0 million.
Net loss per common share for the third quarter of 2005 was $0.09 compared to a net loss per common share of $3.49 and pro forma net loss per common share of $0.22 in the corresponding quarter of 2004. Net loss for the third quarter of 2005 of $3.6 million compared to a net loss of $9.5 million and a pro forma net loss of $6.1 million for the corresponding period in 2004. A reconciliation of GAAP basic and diluted net loss per share to pro forma basic and diluted net loss per share is included in the Company’s unaudited consolidated statements of operations, which is described below in the financial tables.
As of September 30, 2005, ViaCell had approximately $61.5 million in cash, cash equivalents and short-term investments.
Conference Call and Webcast
ViaCell will host a conference call and live audio webcast with investment analysts beginning today, November 8, 2005 at 10:00 a.m. Eastern Time to discuss its third quarter 2005 financial results and its product pipeline. To participate by telephone, dial (719) 457-2728. A live audio webcast can be accessed on the ViaCell web site at http://www.viacellinc.com within the Investor Information section.
A replay of this conference call will be available for two weeks, beginning Tuesday, November 8, 2005 at 1:00 p.m. Eastern Time by dialing (719) 457-0820 and using the access code 5714751. In addition, a replay of the webcast will be archived on the ViaCell website in the Investor Information section.
About ViaCell
ViaCell is a biotechnology company focused on enabling the widespread use of human cells as medicine. The Company is developing a pipeline of proprietary stem cell product candidates intended to address cancer, cardiac disease, and diabetes. CB001, its lead cord blood derived stem cell therapy product candidate, is being developed for hematopoietic stem cell transplantation in patients affected by a variety of cancers. In addition to its therapeutic development programs, ViaCell’s reproductive health business unit commercializes ViaCord®, a product that offers expecting families the option of preserving their baby’s umbilical cord blood. The Company is working to leverage its commercial infrastructure and product development capabilities by developing ViaCyte™, its investigational product intended to broaden reproductive choices for women through the cryopreservation of human unfertilized eggs. ViaCell is headquartered in Cambridge, Massachusetts with a processing and storage facility in Kentucky and additional research and development operations in Singapore.
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ViaCell Third Quarter 2005 Financial Results, Page 3
This press release contains forward-looking statements regarding the Company’s financial outlook including the potential for growth in the ViaCord business. These statements are based on management’s current expectations. The Company’s financial performance and ability to achieve its expectations for growth and stated financial goals are subject to a number or risks and uncertainties. Factors which could cause actual results to differ materially from the Company’s current expectations include, but are not limited to: the impact of competition in the umbilical cord preservation industry, the impact of any potential adverse outcome in pending patent infringement litigation related to the cord blood preservation business, any other unexpected material issues, delays or failures in the collection, processing or storage of umbilical cord blood by the Company, and fluctuations in the level and timing of expenses including as a result of difficulties or delays in the development of the Company’s product candidates. The Company’s long-term financial performance and growth is also expected to be dependent on the Company’s ability to bring new products to the marketplace. Currently, the Company’s product candidates are at an early stage of development. There can be no assurance that the Company will be successful in its efforts to develop these or other products. For more information on the risks and uncertainties associated with the Company, its financial performance, its products and programs, and pending litigation, see the factors set forth under the heading “Risk Factors That May Affect Results” in the Company’s Report on Form 10-K filed on March 31, 2005 and its Report on Form 10-Q for the quarter ending June 30, 2005, which are on file with the Securities and Exchange Commission and which factors are incorporated herein by reference. ViaCell does not undertake any obligation to update forward-looking statements.
ViaCell® and ViaCord® are registered trademarks and ViaCyte™is a trademark of ViaCell, Inc.
- Financial Tables to Follow -

ViaCell Third Quarter 2005 Financial Results, Page 4
Condensed Consolidated Statement of Operations (unaudited)
(in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues
Processing and storage revenues	$11,555	$9,552	$32,718	$27,397
Grant and contract revenues	135	386	495	1,236

Total revenues	11,690	9,938	33,213	28,633

Operating expenses:
Cost of revenues
Direct costs	2,164	1,839	6,136	5,514
Royalty expense	—	—	—	(3,258)

Total cost of revenues	2,164	1,839	6,136	2,256

Research and development	3,278	3,824	9,879	11,699
Sales and marketing	6,259	4,651	17,784	15,081
General and administrative	2,847	3,010	8,978	10,400
Stock-based compensation	1,024	793	1,818	2,662
Restructuring	94	1,740	305	1,740

Total operating expenses	15,666	15,857	44,900	43,838

Loss from operations	(3,976)	(5,919)	(11,687)	(15,205)

Interest income (expense):
Interest income	531	139	1,305	402
Interest expense	(113)	(360)	(306)	(1,118)

Total interest income (expense), net	418	(221)	999	(716)

Net loss	(3,558)	(6,140)	(10,688)	(15,921)

Accretion on redeemable convertible preferred stock	—	(3,315)	(987)	(9,944)

Net loss attributable to common stockholders	$(3,558)	$(9,455)	$(11,675)	$(25,865)

Net loss per share:
Net loss per common share, basic and diluted	$(0.09)	$(3.49)	$(0.33)	$(9.62)
Weighted average shares used in basic and diluted net loss per share computation	37,771,959	2,707,538	34,877,333	2,689,866

Pro forma net loss per common share, basic and diluted	$(0.09)	$(0.22)	$(0.29)	$(0.67)
Weighted average shares used in pro forma basic
and diluted net loss per share computation	37,771,959	28,518,470	36,884,850	28,500,798

The non-GAAP financial measure presented below is utilized by ViaCell, Inc.’s management to gain an understanding of the comparative financial performance of the Company. Management believes that this non-GAAP financial measure is useful because it includes all outstanding shares of the Company, whether common or preferred, in the calculation of basic and diluted earnings per share. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures.
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ViaCell Third Quarter 2005 Financial Results, Page 5
Pro forma disclosure assumes all convertible preferred shares were considered as outstanding common stock and no related accretion was recorded during both periods reported. It also assumes that no royalty expense was recorded in any period reported.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net loss attributable to common stockholders	$(3,558)	$(9,455)	$(11,675)	$(25,865)
Reversal of royalty expense	—	—	—	(3,258)
Accretion on redeemable convertible preferred stock for the period ended September 30, 2005 and 2004	—	3,315	987	9,944

Pro forma net loss attributable to common stockholders	(3,558)	(6,140)	(10,688)	(19,179)

Weighted average shares used in basic and diluted net loss per share computation	37,771,959	2,707,538	34,877,333	2,689,866

Increase in weighted average common shares outstanding assuming conversion at January 1, 2005 and 2004	—	25,810,932	2,007,517	25,810,932

Weighted average shares used in pro forma basic and diluted net loss per share computation	37,771,959	28,518,470	36,884,850	28,500,798
Condensed Consolidated Balance Sheet Data (unaudited)
(in thousands)

	September 30,	December 31,
	2005	2004
Cash, cash equivalents and investments	61,488	28,585
Accounts receivable, net	15,132	10,808
Other current assets	2,680	4,928
Property & equipment, net	8,958	6,738
Intangible assets	6,495	6,646
Other assets	2,696	3,386

Total assets	$97,449	$61,091

Current liabilities	16,271	29,384
Deferred revenue & rent	13,190	7,764
Contingent purchase price	8,155	8,155
Long-term debt	245	1,572
Convertible preferred stock	—	175,173
Stockholders’ equity (deficit)	59,588	(160,957)

Total Liabilities and Stockholders’ equity (deficit)	$97,449	$61,091

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